Exhibit 99

VF Announces Record Third Quarter Sales and Earnings Per Share and Raises Dividend; Company Establishes New Long-term Sales Growth Target of 8%

    GREENSBORO, N.C.--(BUSINESS WIRE)--Oct. 21, 2004--VF Corporation (NYSE:
VFC):

    --  Third quarter sales rise 25%; EPS up 21%

    --  Gross margins expand to 40.2% from 37.4%

    --  Quarterly dividend increased by $.01 to $.27 per share

    --  Continue to expect record sales and EPS in 2004

    --  High single digit sales and earnings growth expected in 2005

    Information regarding VF's third quarter conference call webcast today and its investor meeting webcast tomorrow can be found at the end of this release.
    VF Corporation (NYSE: VFC), a leader in branded apparel, today announced record results for its third quarter and an aggressive growth plan designed to increase sales 8% annually. The Company is holding a meeting with investors on October 22 to review its growth plans in more detail.
    Commented Mackey J. McDonald, chairman and chief executive officer, "Our position has never been stronger. Our core businesses are in great shape -- most are growing, and they are highly profitable and generating healthy levels of cash flow. At the same time, we've identified and successfully completed several acquisitions of powerful lifestyle brands that offer terrific potential for future growth. We believe we have established a platform that will enable us to generate sales growth of 8% annually. Through our growth plan, we also have identified ways to more effectively leverage our global supply chain capabilities that could generate $100 million in cost savings over the next five years."
    Third quarter sales rose 25% to $1,792.6 million from $1,435.4 million in the prior year's third quarter. Net income increased 24% to $155.4 million from $125.3 million, with earnings per share rising 21% to $1.38 from $1.14. All per share amounts are presented on a diluted basis. The Company saw solid growth in most of its core businesses, while the recent acquisitions of the Vans(R), Napapijri(R) and Kipling(R) brands added $183.6 million to sales in the quarter and $.12 to earnings per share. As anticipated, earnings reflect a $15.0 million or $.08 per share impact from the recognition of certain costs related to the disposition of the Company's Playwear business.
    For the first nine months of 2004, sales increased 18% to $4,494.8 million from $3,820.2 million. Net income rose 20% to $349.4 million from $292.3 million, with earnings per share rising 17% to $3.11 from $2.65. The results for the nine months include a net $7.6 million ($.04 per share) charge related to disposition of the Playwear business.
    "We are aggressively driving integration and growth plans for all of our acquired businesses, both in Outdoor and Sportswear, and are very pleased by the benefits we've seen to date," commented Mr. McDonald. "We are on or ahead of schedule in meeting our sales and operating margin goals, and remain extremely excited at the future growth prospects for all these brands."

    Third Quarter Business Review

    Outdoor

    Our Outdoor businesses continued their outstanding performance in the quarter. Combined sales of our Outdoor businesses, which include The North Face(R), Vans(R), JanSport(R), Eastpak(R), Napapijri(R) and Kipling(R) brands, jumped 116% in the quarter to $457 million from $212 million. The North Face(R) brand continued to show powerful momentum, with sales up 44%. The brand experienced growth across all product categories -- outerwear, sportswear, footwear and equipment. During the quarter a new store was added in Boston, with stores in Paris, Munich, Copenhagen, Innsbruck, Antwerp and Turin opened in conjunction with our retail customers. Spring bookings for the brand are up 22% in the U.S. and 23% in Europe. Sales in our Packs business also rose strongly in the quarter, with growth driven by travel and apparel products. Our Vans business is performing above our expectations, with double-digit sales growth in its core footwear business in the quarter. The Vans(R), Napapijri(R) and Kipling(R) brand acquisitions contributed $184 million to Outdoor sales in the quarter.

    Jeanswear

    Total Jeanswear sales, which include the Lee(R), Wrangler(R), Riders(R) and Rustler(R) brands, were $710 million, down slightly from $716 million in last year's third quarter. Domestic jeans sales slipped in the quarter, due in part to lower sales of distressed products, which also contributed to higher margins in the quarter. International jeans sales rose slightly due to favorable currency translations. We continue to expect an increase in fourth quarter sales for our total Jeanswear business, based on the recent rollouts of our Wrangler Jeans Co.(TM), Riders(R) Coppercollection(TM), "Buddy Lee Registered(TM)", "One True Fit(TM)" and "Ultimate 5" lines in the U.S. and a new line under the Lee(R) trademark in Europe.

    Sportswear

    Sales of our Sportswear businesses, which include the Nautica(R), Earl Jean(R) and John Varvatos(R) brands, were $167 million in the quarter and were $72 million in last year's third quarter, reflecting the inclusion of these brands for the full quarter in 2004 versus a partial quarter in the 2003 period. Sales per square foot and inventory turns for Nautica continue to improve, and profitability is up significantly even with a sharp increase in brand investment.

    Global Intimates

    Our Global Intimate apparel business continued its strong growth trend in the quarter. Sales rose 12% to $235 million from $210 million in the prior year's third quarter. Our private brands, mass channel, department store and international businesses all reported higher sales in the period. Strong new products and distinctive brand positioning are fueling growth for the Vassarette(R), Vanity Fair(R), Lily of France(R) and Bestform(R) brands. Our newest brand, Curvation(TM), is now in its second year and continues to grow through expanded distribution and new sport and strapless bra products.

    Imagewear

    Sales in our Imagewear coalition also rose in the quarter, up 5% to $192 million from $183 million last year. Continuing the positive trend we saw in the second quarter, occupational apparel sales rose 3% to $107 million from $104 million in 2003, with growth coming from new apparel programs with large multinational companies and government agencies.
    Overall profitability was strong in the quarter, with improvements in operating margins across most of our core businesses. Gross margins are benefiting from the acquisitions of strong lifestyle brands, where gross margins tend to be higher than in some of our category-driven businesses. Gross margins in the quarter improved by nearly 300 basis points, rising to 40.2% from 37.4%. Royalty income increased, primarily due to the full quarter contribution of licensing income from Nautica.
    Operating margins were down slightly compared with prior year levels, reflecting the aforementioned $15 million in costs related to the disposition of our Playwear business. We also continued our investments in our growth plan in the quarter; as anticipated, these costs totaled approximately $13 million.
    VF's balance sheet, liquidity and cash flow remain in excellent condition. Inventories actually declined 1%, despite the addition of $58 million of inventories from the acquisitions of Vans, Napapijri and Kipling. Inventories in our core businesses declined 6% in the quarter from the third quarter of 2003.
    We generated strong cash flow from continuing operations of $298 million in the first three quarters of 2004. We anticipate that cash flow from continuing operations could approximate $550 million in 2004. Debt as a percent of total capital was 31.9% at the end of the quarter.

    Outlook

    We continue to expect a record year in sales and earnings in 2004. Full year sales are expected to increase 15%, approaching the $6 billion mark for the year. Earnings per share are expected to rise approximately 12% over prior year levels. The acquisitions of the Vans(R), Napapijri(R) and Kipling(R) brands are now expected to contribute approximately $285 million to sales and $.14 to earnings per share this year, above our previous expectations.
    For the fourth quarter, we now expect a sales increase of approximately 8%, with earnings per share about flat with last year's fourth quarter. Growth plan spending could approximate $20 million in the quarter. Areas of continued investment include brand marketing, new customer team initiatives and supply chain projects. In addition, results in the fourth quarter of 2003 included a favorable tax settlement, which benefited earnings by $.07 per share.
    Based on the current momentum within our businesses and the variety of initiatives underway within our growth plan, we currently anticipate that both sales and earnings could increase at high single-digit rates in 2005. Margins should benefit as the profitability of our recent acquisitions continues to improve and our supply chain initiatives take hold. At the same time, we will continue to invest behind our brands and businesses to ensure they remain healthy and growing. Additional details regarding our outlook for 2005 will be provided at the time of our year-end earnings release in mid-February.

    Dividend Increase

    The Board of Directors declared an increase in the quarterly cash dividend rate of $.01 to $.27 per share. This marks the 14th consecutive year that the Company has increased its quarterly dividend rate. The cash dividend is payable on December 20, 2004 to shareholders of record as of the close of business on December 10, 2004.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; competitive conditions in and financial strength of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company's ability to make and integrate acquisitions successfully; the Company's ability to achieve expected sales and earnings growth from acquisitions; the Company's ability to achieve its planned cost savings; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

    About the Company

    VF Corporation is a leader in branded apparel including jeanswear, intimate apparel, sportswear, outdoor products and workwear. Its principal brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Nautica(R), Earl Jean(R), John Varvatos(R), JanSport(R), Eastpak(R), The North Face(R), Vans(R), Napapijri(R), Kipling(R), Lee Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its third quarter conference call and webcast at 1:00 p.m. EDT. Interested parties should call 800-240-5318, domestic, or 303-262-2130, international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through November 4 and can be accessed by dialing 800-405-2236, domestic, and 303-590-3000, international. The pass code is 11010665. A replay also can be accessed at the Company's web site at www.vfc.com. In addition, the Company will be webcasting its October 22 investor meeting from 8:30 a.m. to 1:00 p.m. EDT on its web site. Interested parties can listen by dialing 800-798-2796, domestic, or 617-614-6204, international, using the passcode 39912907. A replay can be accessed by dialing 888-286-8010, domestic, or 617-801-6888, international, using the passcode 62687815. The replay will be available for two weeks following the call.


                            VF CORPORATION
                   Consolidated Statements of Income
               (In thousands, except per share amounts)



                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                        October 2   October 4   October 2   October 4
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------


Net Sales              $1,792,569  $1,435,403  $4,494,775  $3,820,200

Costs and Operating
 Expenses
  Cost of goods sold    1,072,741     898,325   2,720,842   2,393,628
  Marketing,
   administrative and
   general expenses       466,197     341,861   1,229,993     965,352
  Royalty income and
   other                  (12,751)     (9,359)    (37,359)    (21,728)
  Loss on disposal of
   Playwear business,
    net                    14,978           -       7,561           -
                       ----------- ----------- ----------- -----------
                        1,541,165   1,230,827   3,921,037   3,337,252
                       ----------- ----------- ----------- -----------

Operating Income          251,404     204,576     573,738     482,948

Other Income (Expense)
 Interest, net            (18,735)    (13,632)    (52,172)    (38,790)
 Miscellaneous, net           838        (154)      1,956       2,784
                       ----------- ----------- ----------- -----------
                          (17,897)    (13,786)    (50,216)    (36,006)
                       ----------- ----------- ----------- -----------

Income Before Income
 Taxes                    233,507     190,790     523,522     446,942

Income Taxes               78,070      65,501     174,123     154,642
                       ----------- ----------- ----------- -----------

Net Income               $155,437    $125,289    $349,399    $292,300
                       =========== =========== =========== ===========



Earnings Per Common Share
        Basic               $1.41       $1.16       $3.18       $2.70
        Diluted              1.38        1.14        3.11        2.65


Weighted Average Shares
 Outstanding
        Basic             110,149     107,213     109,511     107,660
        Diluted           113,034     109,775     112,232     110,259


Cash Dividends Per
 Common Share               $0.26       $0.25       $0.78       $0.75


                            VF CORPORATION
                      Consolidated Balance Sheets
                            (In thousands)



                                  October 2     January 3   October 4
                                    2004          2004        2003
                               --------------- ----------- -----------
ASSETS

Current Assets
   Cash and equivalents              $182,007    $514,785    $217,491
   Accounts receivable, net           923,610     633,863     840,159
   Inventories                      1,052,776     932,985   1,062,585
   Other current assets               156,103     126,898     182,068
                               --------------- ----------- -----------
       Total current assets         2,314,496   2,208,531   2,302,303

Property, Plant and Equipment       1,573,320   1,559,846   1,581,200
   Less accumulated depreciation      998,052     968,166     980,792
                               --------------- ----------- -----------
                                      575,268     591,680     600,408

Intangible Assets                     631,266     318,634     383,366

Goodwill                            1,023,422     700,972     677,657

Other Assets                          437,874     425,735     317,468
                               --------------- ----------- -----------
                                   $4,982,326  $4,245,552  $4,281,202
                               =============== =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
 Liabilities
   Short-term borrowings             $149,342     $33,948    $224,812
   Current portion of long-term
    debt                              401,078       1,144       2,117
   Accounts payable                   347,214     315,219     246,337
   Accrued liabilities                636,115     521,546     565,760
                               --------------- ----------- -----------
       Total current liabilities    1,533,749     871,857   1,039,026

Long-term Debt                        557,099     956,383     910,849

Other Liabilities                     501,885     436,018     446,918

Redeemable Preferred Stock             26,702      29,987      31,225

Common Stockholders' Equity
   Common Stock                       110,489     108,170     107,401
   Additional paid-in capital       1,049,327     964,990     938,260
   Accumulated other
    comprehensive income (loss)      (129,346)   (189,455)   (181,821)
   Retained earnings                1,332,421   1,067,602     989,344
                               --------------- ----------- -----------
       Total common
        stockholders' equity        2,362,891   1,951,307   1,853,184
                               --------------- ----------- -----------

                                   $4,982,326  $4,245,552  $4,281,202
                               =============== =========== ===========


                            VF CORPORATION
                 Consolidated Statements of Cash Flows
                            (In thousands)



                                                  Nine Months Ended
                                              ------------------------
                                               October 2    October 4
                                                  2004        2003
                                              ------------ -----------

Operations
   Net income                                    $349,399    $292,300
   Adjustments to reconcile net income
      to cash provided by operating activities
      of continuing operations:
      Depreciation                                 81,686      77,083
      Amortization                                 23,162       7,364
      Provision for doubtful accounts              11,126      11,609
      Pension funding in excess of
       expense                                    (10,912)    (34,156)
      Other, net                                     (924)      9,335
      Changes in current assets and
       liabilities:
           Accounts receivable                   (223,879)   (159,863)
           Inventories                            (56,695)    (80,291)
           Other current assets                     2,013       6,951
           Accounts payable                       (12,535)   (124,435)
           Accrued liabilities                    135,888      35,050
                                              ------------ -----------
      Cash provided by operating activities of
           continuing operations                  298,329      40,947

Investments
   Capital expenditures                           (52,204)    (64,023)
   Business acquisitions, net of cash acquired   (629,258)   (578,489)
   Software purchases                              (8,139)     (7,413)
   Sale of Playwear business                        4,517           -
   Other, net                                       8,894       2,001
                                              ------------ -----------
      Cash used by investing activities
       of continuing operations                  (676,190)   (647,924)

Financing
   Increase in short-term borrowings               61,634     452,360
   Payments on long-term debt                      (2,832)       (427)
   Purchase of Common Stock                             -     (61,400)
   Cash dividends paid                            (87,222)    (82,595)
   Proceeds from issuance of Common Stock          77,973       8,562
   Other, net                                        (456)       (338)
                                              ------------ -----------
      Cash provided by financing activities of
           continuing operations                   49,097     316,162

Net Cash Used by Discontinued Operations           (3,320)     (2,705)
Effect of Foreign Currency Rate Changes on
 Cash                                                (694)     14,644
                                              ------------ -----------

Net Change in Cash and Equivalents               (332,778)   (278,876)

Cash and Equivalents - Beginning of Year          514,785     496,367
                                              ------------ -----------

Cash and Equivalents - End of Period             $182,007    $217,491
                                              ============ ===========


                            VF CORPORATION
                  Supplemental Financial Information
                       Sales by Product Category
                            (In thousands)


                          Three Months Ended      Nine Months Ended
                       ----------------------- -----------------------
                        October 2   October 4   October 2   October 4
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
 Jeans and related
  apparel                $709,761    $716,000  $1,992,605  $2,019,234
 Intimate apparel         234,579     209,723     718,806     651,958
 Sportswear               167,422      72,431     425,282      72,431
 Outdoor products         457,081     211,598     727,396     432,664
 Occupational apparel     107,080     103,897     332,982     330,468
 Other apparel            116,646     121,754     297,704     313,445
                       ----------- ----------- ----------- -----------

 Total                 $1,792,569  $1,435,403  $4,494,775  $3,820,200
                       =========== =========== =========== ===========


    CONTACT: VF Services, Inc.
             Cindy Knoebel, 212-841-7141